Exhibit 5

GREALISH & MCZEAL

A Registered Limited Liability Partnership

ATTORNEYS AND COUNSELORS AT LAW

1200 Rothwell

Houston, Texas 77002

Telephone (713) 236-0639

Facsimile (713) 223-3331

www.grealishmczeal.com

From the Desk of:

Marcellous S. McZeal

mmczeal@mgmtxlaw.com

November 16, 2010

Board of Directors

PGI ENERGY FUND I SERIES 2010 Inc.

7322 Southwest Frwy Ste. 1100

Houston, TX. 77074

Gentlemen:

The above law firm acted as special local counsel for PGI ENERGY FUND I SERIES 2010, INC., a Texas Corporation, in connection with the preparation and filing, on August 04, 2010, by the Company of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) under the securities Act of 1933, as amended (the “Securities Act”) and all amendments and supplements thereto, if any (the “Prospectus”), related to the offer, sale and issuance (the “Offering”) of up to a maximum of 85,000,000 shares of the Company’s Common Stock (the “Shares”) par value $.01 per share. The Company subsequently entered into an agreement to sell 55,700,000 shares @ $.25 per share through stock subscription agreement with Heffernan Capital Management, Bangkok, Thailand, herein after deemed the Company’s Underwriter in a fully-underwritten, sale of the Shares under the Prospectus.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is being furnished herein as to any matter relating to the content of the Registration Statement or related prospectus, other than as expressly set forth herein with respect to the issuance of the Shares.

Other than our review of the Transaction Documents and the Organizational Documents, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion, and we make no representation as to the scope or sufficiency or our documentation review for your purposes.

We relied, without independent investigation, upon certain certifications of governmental officials and private organizations having access to and regularly reporting on governmental files and records, including certificates of incorporation and certificates as to good standing, By-Laws, amended By-Laws and Restated By-Laws, articles and amended articles of incorporation, and the minutes of the board of directors. In addition, as to certain matters, we relied, without independent investigation, upon the representations and warranties of PGI ENERGY FUND I

SERIES 2010, Inc. contained in the Transactions Documents and/or the Organizational Documents for the truth, accuracy and completeness of the matters contained therein. We assumed that consents or minutes of proceedings of the board of directors or shareholders of the Company have been filed with the secretary or with the minutes of proceedings of the board of directors or shareholders of the Company as the board members of PGI ENERGY FUND I SERIES 2010, Inc., whichever may be applicable, as required by applicable law.

In connection with the preparation of this opinion, we have reviewed such questions of law as we have deemed necessary. We do not herein give any opinion with respect to the laws of any jurisdiction other than the general laws of the United States of America, the federal securities laws, and Texas General corporation act (including statutory provisions of the Texas constitution and reported judicial decisions interpreting the foregoing).

The law covered by the opinions expressed herein is limited to the Federal statutes, judicial decisions and rules and regulation of the governmental agencies of the United States and the statutes, judicial and administrative decisions and rules and regulations of the governmental agencies of the State of Texas. We have noted, in the course of preparing this opinion, that the substantive laws of the States of Texas and, potentially, the substantive laws of other jurisdictions may be relevant in connection with specific opinions which are given herein. We have, with your permission, assumed in each instance that the substantive law of any such jurisdiction other than the State of Texas is identical in all respects to the substantive law of the State of Texas.

This opinion is given only with respect to laws and regulations presently in effect. We assume no obligations to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based on the foregoing, and subject to the qualifications and assumptions stated herein, we are of the opinion that:

Subject to the foregoing and other matters set forth herein, as of the date hereof, we are of the opinion that the Shares to be issued and sold by the Company and covered by the Registration Statement have been duly authorized and, when the Shares shall have been issued by the Company and paid for in accordance with the terms of the form of subscription agreement filed as Exhibit 99(a) to the registration statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement and prospectus contained therein as attorneys who have passed upon legal matters in connection with the offering of the securities described therein under the caption “Legal Matters.” We consent to the designation as an expert in legal matters in the Registration Statement and prospectus. We further consent to your filing a copy of this opinion as an exhibit to the registration Statement.

Thank you for your attention to this matter. If you have any questions or concerns please contact me at the number listed above.

Respectfully submitted,

GREALISH & MCZEAL, LLP

BY:	/s/ Marcellous S. McZeal
Marcellous S. McZeal